Exhibit 10.8

November 18, 2004

Mr. Peter J. Canole
P.O. Box 244
Lincoln, RI 02864

Dear Peter:

This letter outlines the terms of your employment with A. T. CROSS Company ("CROSS").
I.	TITLE, RESPONSIBILITIES AND REPORTING RELATIONSHIP

You will be employed as Vice President, Global Sales, effective November 15, 2004. You will report to David Whalen, President and CEO. The position will be based in Lincoln, RI but will involve travel throughout the Asia-Pacific and the Europe, Middle East and Africa regions.
II.	COMPENSATION

Your compensation package will include a base salary, bonus eligibility and the Company's long term incentive plan.
A.	Base Salary - $225,000. You will be eligible to have your salary reviewed along the same schedule as other CROSS executives of your similar level.
B.

Bonus. You will be eligible for an annual incentive bonus based on corporate and individual performance. In order to receive a bonus, if earned, you must be employed on December 31st of the applicable bonus year. The bonus is normally paid in the first quarter of the year following the year in which the bonus was earned. Your target bonus is 40% of base earnings.

C.	Long term incentive. You will continue to be eligible to participate in the company's stock option plan and other long term incentive plans.
III.	BENEFITS PROGRAMS

In addition to your salary, you will continue to enjoy a variety of benefits. These benefits may change periodically, and the company tries to notify employees of changes in a timely manner. Among the benefits as of this date are:
A.

Medical insurance coverage from one of the three plans offered by the company. Employee contributions for these plans vary, depending on the program selected. Medical Plan Open Enrollment is effective each March 1 and may result in changes to cost and plan options.

B.	Coverage under the company's Delta Dental Plan. Dental Plan Open Enrollment is effective each March 1 and may result in changes to cost and plan options.
C.	Life insurance, in accordance with the company program in the amount of $750,000 with additional coverage in the amount of $500,000 in the event of accidental death or dismemberment.
D.

Long-term disability, in accordance with the company program. Coverage is 60 percent of base salary not to exceed a monthly benefit of $10,000, less any offsetting income benefits as stated in the company program.

E.	Travel/accident insurance (24 hours, business and pleasure) in the amount of $200,000.
F.	Continued participant in the A.T. CROSS Company Pension Plan and 401(K) Plan (Crossaver).
G.

Five weeks of paid vacation. The vacation year runs from January 1 through December 31. You will not accrue any rights to the following year's vacation if your employment with the company terminates prior to December 31st of any year.

IV.	EXPATRIATE BENEFITS

It is expected that you will relocate to the U.S. in the summer of 2005. While you are living in the U.K. you will be eligible to receive the following benefits while employed as an expatriate in the United Kingdom. As is the case with all company executives and as you have done in the past, you will be expected to manage these costs to the extent possible, while ensuring that you and your family are well provided for. The method and form of payment will be mutually agreed upon.
A.	Cost of Living Adjustment (fixed). You will receive an annual cost of living adjustment in the amount of US$25,000.

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B.	Housing and Utilities. Your current housing and utility arrangements will continue until you transfer to the U.S.
C.

Schooling. CROSS will provide a maximum 25,000 pounds sterling reimbursement per child for the schooling of your children. This benefit will include one year of preschool and expire when the children finish their fourth year of high school, or equivalent, and is applicable only to accredited educational institutions in the UK.

D.	Automobile. During the period of your employment in A.T. CROSS, UK will provide you a company leased car.
E.

Tax Equalization and Preparation. You will be responsible for paying all applicable UK and U.S. (Federal and State) income taxes during your posting in the UK. The Company will provide tax assistance or reimbursement for your A.T. CROSS attributable allowances and benefits during your assignment, where your total actual annual income tax burden in all relevant jurisdictions exceeds what it would have been if you were resident in Rhode Island. If, however, your actual worldwide annual income tax burden is less than what it would have been in a Rhode Island resident, A. T.CROSS will assess you the tax as if you had not taken this assignment. To this end, A. T. CROSS will assess you a U.S. and Rhode Island domestic equivalent tax to offset your overseas benefits for each payroll period. You will also be provided with the reasonable services of an accounting firm at no cost to you for the specific purpose of preparing and filing the required home country and host country annual income tax returns and calculating the agreed-upon tax assistance (reimbursement) as outlined above.

V.	REPATRIATION AND RELOCATION

Upon your relocation to the U.S. all expatriate benefits will discontinue. The company will pay the reasonable expenses associated with your physical relocation to the U.S. from the U.K. in accordance with the relocation policy. You will be afforded relocation benefits as if you are a current homeowner. The benefits will include, although not be limited to, temporary housing, the cost of physical move, house hunting trip per the policy and a relocation allowance equal to one month's base salary and other related expenses, all as more specifically described in the Relocation Policy attached.
VI.	SEVERANCE

Should you be terminated by CROSS or any surviving entity for reasons other than cause, you will receive payment of your base salary and agreed-upon benefits for the greater of a period of twelve (12) months from the date of such termination or the amount provided for in Cross's Severance Allowance Policy in force at the time of your termination,. Any severance payments made pursuant to this letter shall be credited toward legally mandated severance payments, if any.

You agree that for a period of one year following termination of your employment relationship with CROSS, you will not directly or indirectly render services to or for the benefit of any entity principally engaged in the manufacture, distribution or sale of writing instruments anywhere in the world, or in any other business in which CROSS is then actively engaged and with which you were involved, except with the prior written consent of CROSS.

This letter and the relationship hereunder shall be governed by and construed in accordance with the internal laws of Rhode Island and the United States.

Please sign the attached copy of this letter and return to me indicating your acceptance of the above terms.

Congratulations on your new assignment.

Sincerely,
TINA C. BENIK
Tina C. Benik
Vice President, Legal
And Human Resources

TCB:dlh

Accepted:
PETER J. CANOLE .	December 7, 2004 .
Peter J. Canole	Date

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